SUPPLEMENT
(To the MTN prospectus supplement, general prospectus supplement and prospectus dated March 31, 2006 and to the related pricing supplement indicated below).
Supplement Number: 2772

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Due Nine Months or More from Date of Issue

Re-Opening of Existing Series

This supplement relates to the the “re-opening”, or offering of additional securities of, the series of Merrill Lynch & Co., Inc. senior debt securities indicated below (the “Notes”).  The Notes offered hereby are being distributed by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Series to be Re-Opened:	Medium-Term Notes, Series C, Fixed Rate Notes due February 15, 2017

CUSIP Number:	59018YZQ7

Date of Pricing Supplement Related to the Notes:	February 5, 2007
Principal Amount of Notes Currently Outstanding:	$ 85,000,000.00

The Notes Offered Hereby

Principal Amount:	$22,000,000.00

Settlement Date:	June 15, 2007

Interest Commencement Date:	Feb 15, 2007
(The most recent Interest Payment Date)

Pricing Information (per $1000 principal amount):

	Price to Public:	102.00%
	(including accrued interest)
	Proceeds to the Issuer:	$ 1,020.0000
	Underwriting Discount:	N/A

Documentation:
You should read this supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

	You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Pricing Supplement dated : February 5, 2007
http://www.sec.gov/Archives/edgar/data/65100/000090514807001416/efc7-0569_424b3.htm

•	MTN prospectus supplement, dated March 31, 2006:
http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:
http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:
http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Dated:	June 13, 2007